Exhibit 5.1

John T. McKenna

+1 650 843 5059

kmckenna@cooley.com

April 18, 2024

Nuvation Bio Inc.

1500 Broadway, Suite 1401

New York, New York 10036

Ladies and Gentlemen:

We have acted as counsel to Nuvation Bio Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering (i) the offering by the Company of up to 13,742,239 shares (the “Plan Shares”) of its Class A Common Stock, $0.0001 par value (the “Class A Common Stock”), pursuant to the AnBio Therapeutics Ltd 2021 Equity Incentive Plan (the “Plan”), and (ii) the registration for resale of up to 2,201,694 shares of Class A Common Stock that may be issued upon settlement of restricted stock units (“RSUs”) held by the persons described in the prospectus (the “Prospectus” and such shares, the “Resale Shares”) included in the Registration Statement. Awards outstanding under the Plan were assumed by the Company pursuant to that certain Agreement and Plan of Merger and Reorganization, dated March 24, 2024 (the “Merger Agreement”), by and among the Company, Artemis Merger Sub I, Ltd., Artemis Merger Sub II, Ltd. and AnHeart Therapeutics Ltd.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement, the prospectus related to the Plan Shares and the Prospectus, (b) the Merger Agreement, (c) the Company’s certificate of incorporation and bylaws, each as currently in effect, (d) the Plan, and (e) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Plan Shares, when sold and issued in accordance with the Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid, and nonassessable, and (ii) the Resale Shares, when issued upon settlement in accordance with the terms of the applicable RSUs, will be validly issued, fully paid and nonassessable.

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we have no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Cooley LLP 3175 Hanover St. Palo Alto, CA 94304-1130

t: (650) 843-5059 f: (650) 849-7400 cooley.com

Nuvation Bio Inc.

April 18, 2024

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

COOLEY LLP

By:	/s/ John T. McKenna
John T. McKenna

Cooley LLP 3175 Hanover St. Palo Alto, CA 94304-1130

t: (650) 843-5059 f: (650) 849-7400 cooley.com